Exhibit 99.2

[Missing Graphic Reference]
07-03
For further information:
John F. Walsh, Director of Investor Relations
212-659-3208

John P. Barnett, Director of External Affairs
713-989-7556

SOUTHERN UNION ANNOUNCES 2007 GUIDANCE AND STRATEGIC PLAN

Intends to Form Master Limited Partnership with Southwest Gas Storage Assets

Sandell Asset Management Withdraws Nominees for Election to Board

HOUSTON, February 28, 2007— Southern Union Company (NYSE: SUG) today issued its Strategic Plan & Outlook for 2007 and beyond.  In response to suggestions by the company’s largest shareholder, Sandell Asset Management (“Sandell”), Southern Union’s Board of Directors and management team are providing detail around the company’s plan for creating shareholder value.

The Strategic Plan & Outlook provides an overview of Southern Union’s ongoing transformation into one of the nation’s largest diversified natural gas companies, the current growth projects the company is pursuing and future strategic initiatives including a master limited partnership structure for certain of the company’s assets.  Additionally, the presentation contains earnings per share guidance for 2007 and certain pro forma financial information through 2008.

Southern Union further announced that it has received written notice from Sandell that it has withdrawn its nomination of a minority slate to the company’s board of directors for election at the 2007 annual meeting. The parties will also dismiss litigation pending in Delaware Chancery Court related to the anticipated proxy contest. In addition, Adam M. Lindemann, a company director, has decided to seek re-election to the board.

Senior Executive Vice President Eric D. Herschmann commented, “We applaud the decision made by Tom Sandell and Sandell Asset Management regarding the upcoming board election. We appreciate the constructive dialogue we have had with him and his team and look forward to working together toward our shared goal of enhancing value for all Southern Union shareholders.”

2007 Guidance
As detailed in the plan, Southern Union expects 2007 earnings from continuing operations, excluding extraordinary or non-recurring items, to be in the range of $1.60 to $1.70 per fully diluted share.  Factors impacting this estimate include: the timing and amounts of requested rate increases at Southern Union’s regulated natural gas utilities, Missouri Gas Energy and New England Gas Company; the timing of the completion of the Trunkline Gas Field Zone expansion; and the effect of commodity prices on unhedged midstream volumes.  Additionally, Southern Union has provided pro forma EBITDA (earnings before interest, taxes, depreciation and amortization) estimates, including its proportionate 50 percent ownership in Citrus Corp., of $854 million in 2007, $883 million in 2008, and $913 million in 2008 after annualizing the effect of the company’s Trunkline LNG Infrastructure Enhancement Project which is projected to be in service during the second half of 2008.

Strategic Plan
The company’s strategic plan focuses on generating value for shareholders through substantial organic growth projects, new initiatives, including the formation of a Master Limited Partnership (“MLP”), and the preservation of the company’s investment grade credit ratings.  In addition to the Trunkline Gas Field Zone expansion and Lake Charles, Louisiana, Trunkline LNG infrastructure enhancement project, the company has over fifteen organic growth and system enhancement initiatives under consideration at its Southern Union Gas Services division.

Southern Union intends to create an MLP by the close of the third quarter of 2007 with its Southwest Gas Storage assets and use that vehicle, with its lower cost of capital, to pursue additional storage projects.  The company will also evaluate future “drop down” sales of other assets to the MLP.

George L. Lindemann, Chairman of Southern Union Company, said, “We are proud of our track record of creating value for shareholders, having generated compound annual growth rates in excess of 18% over the past four years, and are excited about the opportunities ahead for Southern Union. We believe the organic growth projects currently underway, coupled with the formation of an MLP, will enable us to create significant, long-term value for our shareholders.”

A copy of the company’s Strategic Plan & Outlook presentation is available on its website at www.sug.com.  Additionally, the presentation has been filed today with the Securities and Exchange Commission on Form 8-K and is available at www.sec.gov.

Investor Call & Webcast
Southern Union will host a live investor call and webcast tomorrow, Thursday, March 1 at 2:00 p.m. Eastern time to discuss annual results, recent events and outlook. To access the call, dial 800-510-9661 (international callers dial 617-614-3452) and enter the passcode 81108224. A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 52642761.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.sug.com or through CCBN’s individual investor center at www.companyboardroom.com. Institutional investors may access the call via CCBN’s password-protected event management site - StreetEvents - at www.streetevents.com.

About Southern Union Company
Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate more than 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves approximately half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

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